Exhibit 99.1

Regal Entertainment Group Completes Acquisition

 of Eastern Federal Theatres

Knoxville, Tennessee – July 21, 2005 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, today announced that it has completed the acquisition of the theatre assets of Eastern Federal Corporation.

Regal acquired a total of 21 Eastern Federal theatres representing 230 screens in exchange for approximately $125.2 million in cash.  The acquisition of the Eastern Federal circuit will enhance Regal’s presence in Florida, North Carolina and South Carolina.

“We expect the acquisition of Eastern Federal’s circuit will be accretive to cash flows and earnings and are pleased to announce another acquisition of high quality assets that continues to demonstrate our ability to execute Regal’s business strategy,” stated Mike Campbell, CEO of Regal Entertainment Group.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included herein, other than statements of historical fact, may constitute forward-looking statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005.  All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group:

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,605 screens in 579 locations in 40 states. Regal operates approximately 18% of all indoor screens in the United States including theatres in 44 of the top 50 U.S. markets and growing suburban areas. The size, reach and quality of the company’s theatre circuit not only provides patrons with a convenient and enjoyable movie-going experience, it is also an exceptional platform to realize economies of scale in theatre operations and, through its investment in National CineMedia LLC, utilize Regal’s existing asset base for cinema advertising, marketing and other revenue enhancing opportunities.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contact:

Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President – Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com